Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, par value $0.0001 per share, of Dragon Victory International Limited shall be filed on behalf of the undersigned.

May 22, 2020

CYN Cherish Capital Limited

By:	/s/ Jianjun Sun
Name:	Jianjun Sun
Title:	Sole Director

/s/ Jianjun Sun
Jianjun Sun